THIRD AMENDMENT TO THE AMERICAN STORES COMPANY

                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

                                1994 RESTATEMENT



Effective August 1, 1996, the American Stores Company Supplemental Executive Retirement Plan (1994 Restatement) (`Plan'') is hereby amended in the following respects.

1.   A new Section 2.02A shall be added to the Plan and shall read as follows:

     CHANGE IN CONTROL - `Change in Control'' shall have the same meaning as `Change in Control'' as defined in the American Stores Company Employee Severance Policy, as amended.

2. Section 6.01(a) of the Plan shall be amended to add a new sentence to the end thereof which shall read as follows:

     The 12-month limitation set forth in the preceding sentence shall not apply to any Deferral Agreements or amendments to Deferral Agreements executed pursuant to Section 6.01(f).

3.   Section 6.01(b) of the Plan shall be amended to read as follows:

     (b) Each Deferral Agreement shall, in connection with amounts deferred under Section 4.01 hereof and Company contributions under Section 4.02 hereof, together with earnings thereon, specify the commencement and term of distributions in the event of (i) death prior to commencement of payment, (ii) long-term disability prior to commencement of payment, (iii) Separation from Service, (iv) attainment of age 59-1/2, whether or not there has been a Separation from Service, or (v) effective August 1, 1996, a Change in Control, whether or not there has been a Separation from Service.

4.   A new Section 6.01(f) shall be added to the Plan and shall read as follows:

     Special Election - Notwithstanding anything in this Plan to the contrary, within 30 days of August 1, 1996, each Participant may elect in writing to receive distribution of the amount of the Participant's entire vested Bookkeeping Account balance as a lump sum payable within 30 days after the date of a Change in Control. The Company shall make such distribution notwithstanding anything in the Plan or any Deferral Agreement to the contrary.

5.   The first sentence of Section 6.05 shall be amended to read as follows:

     Notwithstanding any other provision of SERP to the contrary, and except in the event of a Change in Control, if the Committee determines that any distribution or portion thereof to a Participant or Beneficiary would not be deductible for federal income tax purposes solely by reason of the limitation imposed by Code Section 162(m) (or any successor provision thereto), then the Committee may defer all or any portion of such distribution to the extent necessary to ensure the total deductibility of such payment.



     IN WITNESS WHEREOF, this instrument of amendment is executed this 16th day of August, 1996.

                              AMERICAN STORES COMPANY


                              By:       Scott Bergeson
                                   Senior Vice President
                                   Chairman, Benefit Plans Committee